EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT made and entered into as of the 1st day of January 1995, by and among CINergy Corp., a Delaware corporation ("CINergy"), The Cincinnati Gas & Electric Company, an Ohio corporation ("CG&E"), CINergy Services, Inc., a Delaware corporation ("CINergy Services"), CINergy Investments, Inc., a Delaware corporation ("CINergy Investments"), PSI Energy, Inc., an Indiana corporation ("PSI"), and William J. Grealis (the "Executive"). CINergy, CG&E, CINergy Services, CINergy Investments and PSI will sometimes be referred to hereinafter collectively as the "Corporation."

      WHEREAS, the Corporation desires that the Executive become an employee in accordance herewith;

      WHEREAS, the Executive is willing to commit himself to the employ of the Corporation and any successor thereto, on the terms and conditions herein set forth and thus to forego opportunities elsewhere; and

      WHEREAS, the parties desire to enter into this Employment Agreement as of the date first set forth above setting forth the terms and conditions for the employment relationship of the Executive;

      NOW, THEREFORE, IN CONSIDERATION of the mutual premises, covenants and agreements set forth below, it is hereby agreed as follows:
      1.   Employment and Term.
           (a) The Corporation agrees to employ the Executive, and the Executive agrees to be employed, in accordance with the terms and provisions of this Employment Agreement for the period set forth below (the "Employment Period").
          (b) The Employment Period of the Executive as provided in Section 1(a) will commence on January 16, 1995 (the "Effective Date") and shall continue until June 30, 2000; provided, however, on each anniversary date (which for purposes of this Employment Agreement shall mean January 1 of each year subsequent to the Effective Date) commencing with the fourth anniversary date from the Effective Date, the Employment Period of this Employment Agreement may automatically be extended for one (1) additional year if the Corporation shall have given notice to the Executive of its intent to extend this Employment Agreement prior to such anniversary date and the Executive shall not have objected to such extension in writing within ten (10) business days of receipt of such notice.
      2.  Duties and Powers of Executive.
          (a) Position. The Executive shall serve the Corporation in such responsible executive capacity or capacities as the Board of Directors of CINergy or CINergy Services (the Board of Directors of CINergy or CINergy Services, as the case may be, may be referred to sometimes hereinafter as the "Board") or the Chief Executive Officer of CINergy may from time to time determine and shall have such responsibilities, duties and authority as may be assigned to him from time to time during the Employment Period by the Board or the Chief Executive Officer of CINergy that are consistent with such responsibilities, duties and authority. Upon the Effective Date of this Employment Agreement, the Executive shall initially serve as President of CINergy Investments and Vice President of Gas Operations for the Corporation, but consistent with the foregoing provisions of this Section 2(a), may be assigned to any other position or positions by either the Board or the Chief Executive Officer of CINergy during the Employment Period.
          (b) Place of Performance. In connection with the Executive's employment, the Executive shall be based at the principal executive offices of the Corporation, 139 East Fourth Street, Cincinnati, Ohio, and, except for required business travel to an extent substantially consistent with the present business travel obligations of executives of the Corporation who have positions of authority comparable to that of the Executive, the Executive shall not be required to relocate to a new principal place of business which is more than thirty (30) miles from the current principal place of business of the Corporation.
      3. Compensation. The Executive shall receive the following compensation for his services hereunder:
          (a) Salary. The Executive's annual base salary (the "Annual Base Salary"), payable not less often than semi-monthly, shall be at the annual rate of not less than $288,000. The Board may, from time to time, direct such upward adjustments in the Annual Base Salary as the Board deems to be necessary or desirable, including without limitation adjustments in order to reflect increases in the cost of living. Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation of the Corporation under this Employment Agreement. The Annual Base Salary shall not be reduced after any increase thereof except for across-the-board salary reductions similarly affecting all management personnel of CINergy, CG&E, CINergy Services and CINergy Investments.



          (b) Profession Transition Allowance. In addition to the Annual Base Salary, the Corporation shall pay to the Executive a profession transition allowance (the "Profession Transition Allowance") in the amount of $50,000, payable on January 16, 1995.
          (c) Stock Options. The Executive shall be granted an option or options under and pursuant to the terms of the CINergy Stock Option Plan (the "Stock Option Plan"), together with any stock appreciation right(s) to which he may be entitled with respect to the grant of such option or options pursuant to the Stock Option Plan, to purchase one hundred thousand (100,000) shares of CINergy Common Stock with a par value of $.01 per share (the "Common Stock"). The option or options granted to the Executive hereunder and pursuant to the Stock Option Plan (i) shall be granted to the Executive as soon as administratively feasible after the Effective Date, but in any event not later than April 1, 1995, (ii) shall vest at the rate of twenty percent (20%) on each January 16 commencing on January 16, 1996, except that such vesting schedule may be accelerated as provided with respect to the events specified in the Stock Option Plan, (iii) shall have an exercise price equal to one hundred percent (100%) of the "fair market value" (as such term is defined in Section 9.1 of the Stock Option Plan) of the Common Stock and (iv) shall expire ten (10) years from the date of the grant of such option(s). In the event that the Stock Option Plan is amended to permit the grant of dividend equivalency or similar rights with respect to any options which have been or will be granted pursuant to the Stock Option Plan, then the Executive shall be entitled to receive such dividend equivalency rights with respect to all options which have been or may be granted to him pursuant to the Stock Option Plan or otherwise.
          (d) Retirement, Incentive, Welfare Benefit Plans and Other Benefits. During the Employment Period and so long as the Executive is employed by the Corporation, the Executive shall be eligible, and the Corporation shall take such actions as may be necessary or required to cause the Executive to become eligible, to participate in all short-term and long-term incentive, stock option, restricted stock, performance unit, savings, retirement and welfare plans, practices, policies and programs applicable generally to employees and/or other senior executives of the Corporation, including but not limited to CINergy's Annual Incentive Plan, CINergy's Performance Shares Plan, CINergy's Executive Supplemental Life Insurance Program, CINergy's Stock Option Plan, CG&E's Management Retirement Plan, PSI's Pension Plan, as amended and restated effective January 1, 1989 (the "PSI Pension Plan"), PSI's Supplemental Retirement Plan, as amended and restated effective January 1, 1989 (the "PSI Supplemental Retirement Plan"), PSI's Excess Benefit Plan, as amended and restated effective January 1, 1989 (the "PSI Excess Benefit Plan"), or any successors thereto, except with respect to any benefits under any plan, practice, policy or program to which the Executive has waived his rights in writing. With respect to the PSI Supplemental Retirement Plan, the Executive shall be designated on or before February 1, 1995 in a resolution adopted by the Board of Directors of PSI as an employee eligible to participate in said plan.
          (e) Fringe Benefits and Perquisites. During the Employment Period and so long as the Executive is employed by the Corporation, the Executive shall be entitled to the following additional fringe benefits: (i) the Corporation shall furnish to the Executive an automobile selected by the Executive at the Effective Date and shall pay all of the related expenses for gasoline, insurance, maintenance and repairs, (ii) the Corporation shall pay the initiation fee and the annual dues, assessments and other membership charges of the Executive for membership in a country club selected by the Executive, (iii) the Corporation shall provide paid vacation for four (4) weeks per year (or longer if permitted by the Corporation's policy) and (iv) the Corporation shall furnish to the Executive annual financial planning and tax preparation services. In addition, the Executive shall be entitled to receive such other fringe benefits in accordance with the plans, practices, programs and policies of the Corporation from time to time in effect, commensurate with his position and at least comparable to those received by other senior executives of the Corporation.
          (f) Expenses. The Corporation agrees to reimburse the Executive for all expenses, including those for travel and entertainment, properly incurred by him in the performance of his duties hereunder in accordance with the policies established from time to time by the Board.
          (g) Relocation Benefits. The Executive shall be entitled to reimbursement from the Corporation pursuant to the terms of the Corporation Relocation Program in effect as of the day and year first written above, as well as all actual expenses for temporary housing until such time as he has moved into a new primary residence. The expenses described herein shall be "grossed up" to provide for adverse tax consequences to the Executive.
          (h) Reimbursement for Life Insurance Premiums. The Executive shall be entitled to reimbursement from the Corporation on a monthly basis for the cost of the payment of premiums by the Executive with respect to a certain group universal life insurance policy with Connecticut Mutual Life Insurance Co. for which the Executive is the insured.
      4.  Termination of Employment.
          (a) Death. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period.
          (b) By the Corporation for Cause. The Corporation may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Employment Agreement, "Cause" shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Corporation (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 4(c)) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties or (ii) the conviction of the Executive for the commission of a felony, including the entry of a guilty or nolo contendere plea, or any willful or grossly negligent action or inaction by the Executive that has a materially adverse effect on the Corporation. For purposes of this definition of "Cause," no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Corporation. Notwithstanding the above definition of "Cause," the Corporation may terminate the Executive's employment during the Employment Period for a reason other than Cause, but the obligations placed upon the Corporation in Section 5 shall apply.
            (c) By the Executive for Good Reason. The Executive may terminate his employment during the Employment Period for Good Reason. For purposes of this Employment Agreement, "Good Reason" shall mean:
               (i) the reduction in the Executive's Annual Base Salary as specified in Section 3(a) of this Employment Agreement, or any other benefit or payment described in Section 3 of this Employment Agreement, except for across-the-board salary reductions similarly affecting all management personnel of CINergy, CG&E, CINergy Services and CINergy Investments, and changes to the employee benefits programs affecting all management personnel of those corporations, provided that such changes (either individually or in the aggregate) will not result in a material adverse change with respect to the benefits which the Executive was entitled to receive as of the Effective Date;
                   (ii) the material reduction without his consent of the Executive's title, authority, duties or responsibilities from those in effect immediately prior to the reduction;
                   (iii) any breach by the Corporation of any other material provision (including but not limited to the place of performance as specified in Section 2(b) hereof) of this Employment Agreement;

                   (iv) the Executive's disability due to physical or mental illness or injury which precludes the Executive from performing any job for which he is qualified and able to perform based upon his education, training or experience; or
                   (v)  any event which constitutes a "Change in Control."
            (d) Notice of Termination. Any termination by the Corporation for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with
Section 10(b) of this Employment Agreement. For purposes of this Employment Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Employment Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined in Section 4(e)) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive or the Corporation to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Corporation hereunder or preclude the Executive or the Corporation from asserting such fact or circumstance in enforcing the Executive's or the Corporation's rights hereunder.

            (e) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Corporation for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Corporation other than for Cause, the date on which the Corporation notifies the Executive of such termination, and (iii) if the Executive's employment is terminated by reason of death, the date of death.
            (f) Change in Control. A "Change in Control" shall be deemed to have occurred if any of the following events occur on or after the Effective Date:
                   (i) any corporation, person, other entity or group becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than fifty percent (50%) of the then outstanding voting stock of CINergy otherwise than through a transaction arranged by, or consummated with, the prior approval of the Board;
                   (ii) the shareholders of CINergy approve a definitive agreement to merge or consolidate with or into another corporation in a transaction in which neither CINergy nor any of its subsidiaries or affiliates will be the surviving corporation, or to sell or otherwise dispose of all or substantially all of CINergy's assets to any person or group other than CINergy or any of its subsidiaries or affiliates, other than a merger or a sale which will result in the voting securities of CINergy outstanding prior to the merger or sale continuing to represent at least fifty percent (50%) of the combined voting power of the voting securities of the corporation surviving the merger or purchasing the assets; or
                   (iii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of CINergy (and any new director whose election by the Board of Directors of CINergy or whose nomination for election by CINergy's stockholders was approved by a vote of at least two thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of CINergy's Board of Directors.
            (g) Person. "Person" shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (i) the Corporation or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of CINergy or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of CINergy in substantially the same proportions as their ownership of stock of the Corporation.

            5. Obligations of the Corporation upon Termination.
               (a) Certain Terminations. During the Employment Period, if the Corporation shall terminate the Executive's employment (other than in the case of a termination for Cause), the Executive shall terminate his employment for Good Reason or the Executive's employment shall terminate by reason of death (termination in any such case referred to as "Termination"):
                   (i) The Corporation shall pay to the Executive a lump sum amount, in cash, equal to the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) an amount equal to the CINergy Annual Incentive Plan target percentage benefit for the fiscal year that includes the Date of Termination multiplied by a fraction the numerator of which shall be the number of days from the beginning of such fiscal year to and including the Date of Termination and the denominator of which shall be three hundred and sixty-five
            (365), (3) an amount equal to his vested accrued benefit under the CINergy Performance Shares Plan, and (4) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid. (The amounts specified in clauses (1), (2), (3) and (4) shall be hereinafter referred to as the "Accrued Obligations.") The amounts specified in this Section 5(a)(i) shall be paid within thirty (30) days after the Date of Termination.
                   (ii) Prior to the occurrence of a Change in Control, and in the event of Termination other than by reason of the Executive's death, then (1) the Corporation shall pay to the Executive a lump sum amount, in cash, equal to the present value discounted using an interest rate equal to the prime rate promulgated by CitiBank, N.A. and in effect as of the Date of Termination (the "Prime Rate") of the Annual Base Salary, and the CINergy Annual Incentive Plan target percentage payable through the end of the Employment Period, each at the rate, and using the same goals and factors, in effect at the time Notice of Termination is given, and paid within thirty (30) days of such Date of Termination; (2) the Corporation shall pay to the Executive the present value (discounted at the Prime Rate) of all benefits to which the Executive would have been entitled had he remained in employment with the Corporation until the end of the Employment Period, each, where applicable, at the rate of the Annual Base Salary, and using the same goals and factors, in effect at the time Notice of Termination is given, under the CINergy Performance Shares Plan and the CINergy Executive Supplemental Life Insurance Program minus the present value (discounted at the Prime Rate) of the benefits to which he is actually entitled under the above-mentioned plans and programs;
            (3) the Corporation shall pay the value of all deferred compensation amounts and all executive life insurance benefits whether or not then vested or payable; and (4) the Corporation shall continue, until the end of the Employment Period, medical and welfare benefits to the Executive and/or the Executive's family at least equal to those which would have been provided if the Executive's employment had not been terminated (excluding benefits to which the Executive has waived his rights in writing), such benefits to be in accordance with the most favorable medical and welfare benefit plans, practices, programs or policies (the "M&W Plans") of the Corporation as in effect and applicable generally to other senior executives of the Corporation and their families during the ninety (90) day period immediately preceding the Date of Termination; provided, however, that if the Executive becomes employed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the benefits under the M&W Plans shall be secondary to those provided under such other plan during such applicable period of eligibility.
                   (iii) From and after the occurrence of a Change in Control and in the event of Termination other than by reason of the Executive's death, then in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any other benefits payable pursuant to Section 5(a)(ii) hereof:
            (1) The Corporation shall pay to the Executive a lump sum severance payment, in cash, equal to the greater of:
                   (A) the present value of all amounts and benefits that would have been due under Section 5(a)(ii) hereof, excluding Section 5(a)(ii)(4), and
                   (B) two (2) times the sum of (x) the higher of the Executive's Annual Base Salary in effect immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based or in effect immediately prior to the Change in Control, and (y) the higher of the amount paid to the Executive pursuant to all incentive compensation or bonus plans or programs maintained by the Corporation, in the year preceding that in which the Date of Termination occurs or in the year preceding that in which the Change in Control occurs; and
            (2) For a twenty-four (24) month period after the Date of Termination, the Corporation shall arrange to provide the Executive with life, disability, accident and health insurance benefits substantially similar to those which the Executive is receiving immediately prior to the Notice of Termination (without giving effect to any reduction in such benefits subsequent to a Change in Control which reduction constitutes Good Reason), except for any benefits that were waived by the Executive in writing.
Benefits otherwise receivable by the Executive pursuant to this Section 5(a)(iii)(2) shall be reduced to the extent comparable benefits are actually received by or made available to the Executive without cost during the twenty-four (24) month period following the Executive's termination of employment (and any such benefits actually received by the Executive shall be reported to the Corporation by the Executive).
            The Executive's employment shall be deemed to have been terminated following a Change in Control of CINergy without Cause or by the Executive for Good Reason if, in addition to all other applicable Terminations, the Executive's employment is terminated prior to a Change in Control without Cause at the direction of a Person who has entered into an agreement with CINergy or any of its subsidiaries or affiliates, the consummation of which will constitute a Change in Control or if the Executive terminates his employment for Good Reason prior to a Change in Control if the circumstance or event which constitutes Good Reason occurs at the direction of such Person.
               (b) Termination by the Corporation for Cause or by the Executive Other than for Good Reason. Subject to the provisions of Section 7 of this Employment Agreement, if the Executive's employment shall be terminated for Cause during the Employment Period, or if the Executive terminates employment during the Employment Period other than a termination for Good Reason, the Corporation shall have no further obligations to the Executive under this Employment Agreement other than the obligation to pay to the Executive the Accrued Obligations and the amounts determined under Section 5(c), plus any other earned but unpaid compensation, in each case to the extent not theretofore paid.
               (c) Retirement Benefits on Termination. The Corporation acknowledges that, as a consequence of entering into this Employment Agreement, the Executive will forfeit material and substantial pension benefits from his current employer. Accordingly, in addition to all other payments to be made under the terms of this Employment Agreement and notwithstanding any other provisions to the contrary in this Employment Agreement, the Executive shall be entitled to an additional amount payable in five (5) annual installments (the first installment commencing no later than thirty (30) days after the Event of Termination (as defined hereinafter) and each subsequent annual installment on the anniversary of the Event of Termination and the amount of each such installment shall be equal to one fifth (1/5) of the applicable amount determined pursuant to clause (i), (ii) or (iii) of this Section 5(c)) upon his termination of employment, including a termination resulting from death, Good Reason or with or without Cause, a voluntary termination of his employment on or after attaining the age of fifty-five (55), or failure to renew or extend this Employment Agreement as provided in Section 1(b) (hereinafter referred to as an "Event of Termination" for purposes of this Section 5(c)), but not including a voluntary termination of his employment prior to attaining the age of fifty-five (55), as follows:
                           (i) prior to the date on which the Executive attains the age of fifty-five (55), an amount equal to the difference between (1) the actuarial equivalent of a straight life annuity in the amount of two hundred and eighty-three thousand dollars ($283,000) per annum at age sixty-two (62) discounted at seven and one half percent (7 1/2%) to age fifty-five (55), and
            (2) the actual amount of the sum of the actuarial equivalent of a straight life annuity per annum earned under the Corporation's Pension, Supplemental Retirement and Excess Benefit Plans in effect on the date of the Event of Termination;
                           (ii)  from and after the date on which the
            Executive attains the age of fifty-five (55), but prior to the date on which the Executive attains the age of sixty-two (62), the greater of:

              (1) an amount equal to the difference between (A) the actuarial equivalent of a straight life annuity in the amount of two hundred and eighty-three thousand dollars ($283,000) per annum at age sixty-two (62) discounted at seven and one half percent (7 1/2%) to the Executive's age on the date of the Event of Termination and (B) the actual amount of the sum of the actuarial equivalent of a straight life annuity per annum earned under the Corporation's Pension, Supplemental Retirement and Excess Benefit Plans in effect on the date of the Event of Termination;
            (2) an amount equal to the difference between (A) the sum of the actuarial equivalent of a straight life annuity per annum earned under the Corporation's Pension, Supplemental Retirement and Excess Benefit Plans as if the Executive had been credited with thirty (30) years of service under such plans in effect on the date of the Event of Termination and (B) the actual amount of the sum of the actuarial equivalent of a straight life annuity per annum earned under the Corporation's Pension, Supplemental Retirement and Excess Benefit Plans in effect on the date of the Event of Termination; or
            (3) the actual amount of the sum of the actuarial equivalent of a straight life annuity per annum earned under the Corporation's Pension, Supplemental Retirement and Excess Benefit Plans in effect on the date of the Event of Termination;
                   (iii) from and after the date on which the Executive attains the age of sixty- two (62), the greater of:
            (1) an amount equal to the difference between (A) the actuarial equivalent of a straight life annuity in the amount of two hundred and eighty-three thousand dollars ($283,000) per annum at age sixty-two (62) and (B) the actual amount of the sum of the actuarial equivalent of a straight life annuity per annum earned under the Corporation's Pension, Supplemental Retirement and Excess Benefit Plans in effect on the date of the Event of Termination;
            (2) an amount equal to the difference between (A) the sum of the actuarial equivalent of a straight life annuity per annum earned under the Corporation's Pension, Supplemental Retirement and Excess Benefit Plans as if the Executive had been credited with thirty (30) years of service under such plans in effect on the date of the Event of Termination and (B) the actual amount of the sum of the actuarial equivalent of a straight life annuity per annum earned under the Corporation's Pension, Supplemental Retirement and Excess Benefit Plans in effect on the date of the Event of Termination; or
            (3) the actual amount of the sum of the actuarial equivalent of a straight life annuity per annum earned under the Corporation's Pension, Supplemental Retirement and Excess Benefit Plans.
For purposes of this Section 5(c), the actuarial equivalent shall mean the actuarial equivalent as defined in the Corporation's Pension Plan in which an Executive is a participant on the date of the Event of Termination. Furthermore, in connection with the computation of the amount(s) to be paid by the Corporation to the Executive pursuant to this Section 5(c), the Corporation shall be entitled to a credit or offset in an amount equal to the aggregate lump sum balance in which the Executive is vested as of the Effective Date under the terms of the Akin, Gump, Strauss, Hauer & Feld Target Benefit Plan (or any rollover thereof) and the Akin, Gump, Strauss, Hauer & Feld Defined Contribution Plan (or any rollover thereof); provided, however, that the amount which is credited or offset pursuant to the preceding clause against payments to be made to the Executive pursuant to this Section 5(c) shall be credited or offset on a pro-rata or proportionate basis over the number of years during which such payments are to be made to the Executive.
               (d) The provisions of Section 5(c) shall survive the expiration or termination of this Employment Agreement for any reason.
               (e) In the event that the Executive becomes entitled to the payments and benefits described in this Section 5 (the "Severance Benefits"), if any of the Severance Benefits will be subject to any excise tax (the "Excise Tax") imposed under Section 4999 of the Code, the Corporation shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Severance Benefits and any federal, state and local income and employment tax and Excise Tax upon the payment provided for by this Section 5, shall be equal to the Severance Benefits. For purposes of determining whether any of the Severance Benefits will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's termination of employment (whether pursuant to the terms of this Employment Agreement or any other plan, arrangement or agreement with the Corporation, any Person whose actions result in a change in control or any Person affiliated with the Corporation or such Person) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Corporation's independent auditors and reasonably acceptable to the Executive such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of
Section 280G(b)(4)(A) of the Code, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount as defined in Section 280G(b)(3) of the Code allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, (ii) the amount of the Severance Benefits that shall be treated as subject to the Excise Tax shall be equal to the lesser of (a) the total amount of the Severance Benefits or (b) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (i), above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Corporation's independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment, the Executive shall repay to the Corporation, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment tax imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income or employment tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Corporation shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined. The Executive and the Corporation shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Severance Benefits.
               (f) The Corporation also shall pay to the Executive all legal fees and expenses incurred by the Executive as a result of a termination which entitles the Executive to the Severance Benefits (including all such fees and expenses, if any, incurred in disputing any such termination or in seeking in good faith to obtain or enforce any benefit or right provided by this Employment Agreement). Such payments shall be made within five (5) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Corporation reasonably may require.
            (6) Non-exclusivity of Rights. Nothing in this Employment Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, plan, program, policy or practice provided by the Corporation and for which the Executive may qualify (except with respect to any benefit to which the Executive has waived his rights in writing), nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement entered into after the date hereof with the Corporation. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any benefit, plan, program, policy or practice of, or any contract or agreement entered into after the date hereof with, the Corporation at or subsequent to the Date of Termination, shall be payable in accordance with such benefit, plan, program, policy or practice, or contract or agreement, except as explicitly modified by this Employment Agreement.
            (7) Full Settlement; Mitigation. Except as provided in Sections 5(a)(ii)(4) and 5(a)(iii)(2) hereof, the Corporation's obligation to make the payments provided for in this Employment Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Corporation may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Executive under any of the provisions of this Employment Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. If the Executive finally prevails with respect to any dispute between the Corporation, the Executive or others as to the interpretation, terms, validity or enforceability of (including any dispute about the amount of any payment pursuant to) this Employment Agreement, the Corporation agrees to pay all legal fees and expenses which the Executive may reasonably incur as a result of any such dispute.
            8. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of CINergy, all of its subsidiary companies and affiliates, as well as all successors and assigns thereof (the "CINergy Companies"), all secret, confidential information, knowledge or data relating to the CINergy Companies, and their respective businesses, that shall have been obtained by the Executive during the Executive's employment by the Corporation and that shall not have been or now or hereafter have become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Employment Agreement). During the Employment Period and thereafter, the Executive shall not, without the prior written consent of the Corporation or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Corporation and those designated by it. The Executive understands that during the Employment Period, the CINergy Companies may be required from time to time to make public disclosure of the terms or existence of the Executive's employment relationship in order to comply with various laws and legal requirements.
            9. Successors.
               (a) This Employment Agreement is personal to the Executive and, without the prior written consent of the Corporation, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Employment Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.
               (b) This Employment Agreement shall inure to the benefit of and be binding upon the Corporation, and its successors and assigns.
               (c) The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to assume expressly and agree to perform this Employment Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place.
            10.    Miscellaneous.
                   (a) This Employment Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflict of laws. The captions of this Employment Agreement are not part of the provisions hereof and shall have no force or effect. This Employment Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of such amendment, modification, repeal, waiver, extension or discharge is sought. No person, other than pursuant to a resolution of the Board or a committee thereof, shall have authority on behalf of the Corporation to agree to amend, modify, repeal, waive, extend or discharge any provision of this Employment Agreement or anything in reference thereto.
                   (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
               If to the Executive:
               William J. Grealis, Esq.
               CINergy Corp.
               139 East Fourth Street
               Cincinnati, Ohio 45201

               with a copy to:

               John W. Griffin, Esq.
               Dickstein, Shapiro & Morin, L.L.P.
               2101 L Street, N.W.
               Washington, D.C. 20037

               If to the Corporation:

               CINergy Corp.
               139 East Fourth Street
               Cincinnati, Ohio 45201
               Attention: Vice President, General Counsel and  Corporate
Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith. All notices and communications shall be effective when actually received by the addressee.

                   (c) The invalidity or unenforceability of any provision of this Employment Agreement shall not affect the validity or enforceability of any other provision of this Employment Agreement.
                   (d) The Corporation may withhold from any amounts payable under this Employment Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                   (e) The Executive's or the Corporation's failure to insist upon strict compliance with any provision of this Employment Agreement or the failure to assert any right the Executive or the Corporation may have hereunder, including without limitation the right of the Executive to terminate employment for Good Reason pursuant to Section 4(c) of this Employment Agreement, or the right of the Corporation to terminate the Executive's employment for Cause pursuant to Section 4(b) of this Employment Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Employment Agreement.
                   (f) This instrument contains the entire agreement of the Executive and the Corporation with respect to the subject matter hereof; and all promises, representations, understandings, arrangements and prior agreements are merged herein and superseded hereby.
                   (g) This Employment Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
                   (h) The Corporation and the Executive agree that CINergy shall be authorized to act for the Corporation with respect to all aspects pertaining to the administration and interpretation of this Employment Agreement.






            IN WITNESS WHEREOF, the Executive and the Corporation have caused this Employment Agreement to be executed as of the day and year first above written.
CINERGY CORP.


By _____________________________
   Name:
   Title:

THE CINCINNATI GAS & ELECTRIC COMPANY


By _____________________________
   Name:
   Title:

CINERGY SERVICES, INC.


By _____________________________
   Name:
   Title:


CINERGY INVESTMENTS, INC.


By _____________________________
   Name:
   Title:

PSI ENERGY, INC.


By _____________________________
   Name:
   Title:

   EXECUTIVE


   _____________________________
   William J. Grealis